AGREEMENT FILED AS EXHIBIT 10.32 TO FORM 10-K
FILED FOR YEAR ENDED DECEMBER 31, 2007

BULK REGISTRATION CO-MARKETING AGREEMENT

This BULK REGISTRATION CO-MARKETING AGREEMENT is made and entered into as of December 20, 2007 (the “Effective Date”) by and between Tralliance Corporation, a New York corporation (“Tralliance”) and Labigroup Holdings, LLC (f/k/a Labitrav, LLC), a Florida limited liability company (“Labigroup”). Tralliance and Labigroup are individually referred to herein as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Tralliance is the registry for and is engaged in the business of the marketing and management of the top-level domain name “.travel” intended for use on the world wide web or the Internet; and

WHEREAS, Labigroup is a company that has expertise in the business of creating, developing, hosting, optimizing, marketing, and managing multiple domain names and websites for profit; and

WHEREAS, Tralliance desires to rapidly build a base of “.travel” domain name registered users and to promote active use of such domain name under a Bulk Purchasing Program; and

WHEREAS, Labigroup desires to purchase large blocks of “.travel” domain names under Tralliance’s Bulk Purchasing Program and to develop websites containing contextually relevant information about the domains on which they reside for the purpose of generating advertising revenue from third parties; and

WHEREAS, Labigroup has entered into a Domain Name Agreement (the “Domain Name Agreement”) dated on or about November 1, 2007, with Names Beyond, Inc., an ICANN accredited “.travel” registrar, which provides price discounts for bulk “.travel” domain name purchases; and

WHEREAS, the Parties wish to enter into a mutually beneficial cost and revenue sharing arrangement, upon the terms, covenants and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

1.1. “Affiliates” shall mean, with respect to a specified Person, any other Person that, directly or indirectly, Controls, is under common Control with, or is Controlled by such specified Person.

1.2. “Agreement” means this Bulk Registration Co-Marketing Agreement.

1.3. “Control” and its derivatives shall mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or actual managerial or operational control over such entity.

1.4. “Event of Default” means any of the following: (a) any representation or warranty made by either Party in the Agreement that proves to have been incorrect when made; (b) a material breach of the Agreement by either Party, which breach is not cured within fifteen (15) days after written notice of breach to the breaching Party; or (c) any situation in which either Party commits a material breach of the Agreement that is not capable of being cured within ten (10) days and fails to (i) proceed promptly and diligently to correct the breach, (ii) develop within fifteen (15) days following written notice of breach a complete plan for curing the breach, and (iii) cure the breach within fifteen (15) days of written notice thereof.

1.5. “ICANN” means the Internet Corporation for Assigned Names and Numbers.

1.6. “Intellectual Property” means all intellectual property rights, including by way of explanation, but not by limitation, those statutory or common law rights in and relating to copyrights, patents, trademarks, trade secrets, moral rights, or any similar rights.

1.7. “Quarter” means for the calendar quarter ending December 31, 2007 and for all calendar quarters thereafter during the term of this Agreement.

1.8. “Registration” or “Registered” shall mean the initial registration of a “.travel” domain name.

1.9. “Renewal” or “Renewed” shall mean the re-registration of a “.travel” domain name.

1.10.	“Term” means the period set forth in Section 4.1.

1.11.	“Transaction” shall be defined as either a Registration and/or Renewal of a “.travel” domain name.

2. OBLIGATIONS.

2.1. Registrar. All Registrations or Renewals of a “.travel” domain name by Labigroup during the Term of the Agreement shall be purchased through an ICANN Accredited Registrar, under the terms and conditions of the Bulk Purchasing Program.

2.2. Initial Period. Commencing on or after the Effective Date and by no later than September 30, 2008 (“Initial Period”), Labigroup shall purchase a minimum of *** Registrations (“Initial Period Registration Minimum”). In purchasing the Initial Period Registration Minimum, Labigroup shall be permitted to purchase Registrations in blocks of *** Registrations. For each Registration above the Initial Period Registration Minimum during the Initial Period, Labigroup shall be permitted to purchase additional Registrations in blocks of *** Registrations in exchange for the pricing set forth in Section 3.1.b.3 below.

2.3. Remainder of Initial Term. Commencing October 1, 2008 and during the remainder of the Initial Term, Labigroup must purchase a minimum of *** Transactions per annum (“Yearly Transaction Minimum”). In purchasing the Yearly Transaction Minimum each year, Labigroup shall be permitted to purchase Transactions in blocks of *** Transactions. For each Transaction above the Yearly Transaction Minimum each year, Labigroup shall be permitted to purchase additional Transactions in blocks of *** Transactions in exchange for the pricing set forth in Section 3.1.b.3 below.

2.4. Renewal Periods. During both the First Renewal Term or the Second Renewal Term, if applicable, Labigroup must purchase a minimum of *** Transactions per annum. In purchasing the Yearly Transaction Minimum each year, Labigroup shall be permitted to purchase Transactions in blocks of *** Transactions. For each Transaction above the Yearly Transaction Minimum each year, Labigroup shall be permitted to purchase additional Transactions in blocks of *** Transactions in exchange for the pricing set forth in Sections 3.1.c.2 and 3.1.d.2 (as applicable).

2.5. General Rules.

(a) No Carry Over. In the event that Labigroup purchases Registrations or Transactions in excess of the applicable annual minimums established in Sections 2.2, 2.3 and 2.4 above, such excess Registrations or Transactions shall not apply toward succeeding years’ minimum requirements.

(b) All Registrations and/or Renewals shall be for periods of one (1) year. Registrations and/or Renewals in excess of one (1) year shall not be permitted under this Agreement.

2.6. Quarterly Report. No less than 45 days after the end of a quarter a Quarter, Labigroup shall provide to Tralliance (i) a list of all “.travel” Transactions under this Agreement during that quarter, and (ii) a report summarizing the Total Revenue and Gross Profit derived by Labigroup from the sale of advertising on all websites developed for any “.travel” domain name Registered or Renewed under this Agreement during that quarter by thirty (30) after the end of each quarter.

2.7. Live Sites Requirement. Labigroup shall ensure that by no later than September 30, 2008, at least *** (***) “.travel” websites are launched. “.travel” web sites will contain contextually relevant information about the domains on which they reside. Websites will take on many recognizable forms such as blog, directories, news and events and many others. The websites will let users research travel to and from specific countries, regions and areas, as well bring them up to date on current events in those areas. Failure to obtain a minimum of *** new “live” “.travel” websites shall be considered an Event of Default as defined herein.

3. FEES, PAYMENTS AND AUDITS.

3.1. Fees

(a) Set-up Fee. Labigroup shall pay to Tralliance an initial set-up fee of $37,500.

(b) Initial Term Fees.

3.1.b.1.
Immediately upon execution of this Agreement, Labigroup shall pay to Tralliance $225,000. Such payment shall cover the Initial Period Registration Minimum as well as the Yearly Transaction Minimum for the annual period from October 1, 2008 to September 30, 2009.

3.1.b.2.	By no later than October 15, 2008, Labigroup shall pay to Tralliance $112,500 to cover the Yearly Transaction Minimum for the final year of the Initial Term.

3.1.b.3.
For each (i) Registration above the Initial Period Registration Minimum made during the Initial Term, or (ii) each Transaction above the Yearly Transaction Minimum during each subsequent remaining year of the Initial Term, Labigroup shall pay to Tralliance *** per Registration or Transaction (as applicable) purchased by Labigroup by no later than fourteen (14) days from the date of Tralliance’s invoice.

(c)	First Renewal Term.

3.1.c.1.
In the event that Labigroup elects a First Renewal Term as described in Section 4.1 below, Labigroup shall pay to Tralliance a total of (i) $300,000 by no later than October 15, 2010 and an additional (ii) $300,000 by no later than October 15, 2011 to cover the applicable Yearly Transaction Minimums for the two years of the First Renewal Term.

3.1.c.2.
For each Transaction above the Yearly Transaction Minimum during First Renewal Term, Labigroup shall pay to Tralliance *** per Transaction purchased by Labigroup above such minimum by no later than fourteen (14) days from the date of Tralliance’s invoice.

(d)	Second Renewal Term.

3.1.d.1.
In the event that Labigroup elects the Second Renewal Term as described in Section 4.1 below, Labigroup shall pay to Tralliance a total of (i) $450,000 by no later than October 15, 2012, (ii) $450,000 by no later than October 15, 2013 and (iii) an additional $450,000 by no later than October 15, 2014 to cover the applicable Yearly Transaction Minimums for the three (3) years of the Second Renewal Term.

3.1.d.2.
For each Transaction above the Yearly Transaction Minimum during Second Renewal Term, Labigroup shall pay to Tralliance *** per Transaction Year purchased by Labigroup above such minimum by no later than fourteen (14) days from the date of Tralliance’s invoice.

3.2. Other Direct Costs. Labigroup shall pay to Tralliance all other direct costs or fees incurred by Tralliance as a result of Labigroup’s Registration or Renewal of a “.travel” domain name.

3.3. Royalties. Labigroup shall pay to Tralliance a royalty of ***% of the Gross Profit derived by Labigroup during the Term from the sale of advertising on all websites developed by Labigroup for any “.travel” domain name Registered or Renewed by Labigroup under this Agreement. All royalties are due and payable to Tralliance on a Quarterly Basis no later than 30 days after the end of each applicable calendar quarter during the Term. For purposes of the Agreement, Gross Profit is defined as total Advertising Revenue less Cost of Goods Sold, all determined on an accrual basis in conformity with United States generally accepted accounting principles. Cost of Goods Sold includes all website development, hosting, optimization, maintenance, distribution and content feed, advertising interface, and any and all costs paid to Tralliance pursuant to Sections 3.1 and 3.2 above, but specifically excludes the cost of royalties paid or payable to Tralliance or any other third party.

3.4. Payment

(a)	All fees are to be paid in U.S. dollars and, when paid, are non-cancelable, non-contingent and non-refundable.

(b)
In the event an undisputed payment is not received by the due date set forth on an invoice, a late fee of one and one-half percent (1.5%) per month or the highest rate allowed under the law, whichever is lower, shall be assessed against overdue amounts.

3.5. Record Keeping. Each Party shall maintain complete, true and accurate records of its accounting, business, registration and other records regarding its activities under this Agreement in accordance with U.S. generally accepted accounting principles and such party’s business practices. Each Party shall retain such records during the Term of this Agreement and for six (6) months thereafter.

3.6.  Inspection. During the Term, and for six (6) months thereafter, each Party shall provide the other, or its designated representative, upon written request of at least fifteen (15) days, and not more than twice per calendar year, access to its records during normal business hours for the sole purpose of verifying compliance with the terms of this Agreement.

4. TERM AND TERMINATION.

4.1. Term. This Agreement shall commence on the Effective Date and shall continue until September 30, 2010 (“Initial Term”). This Agreement shall automatically renew for an additional two (2) years unless Labigroup provides

4.2. Tralliance with no less than sixty (60) days written notice prior to the end of the Initial Term (“First Renewal Term”). Thereafter, this Agreement shall automatically renew for an additional three (3) years unless Labigroup provides Tralliance with no less than sixty (60) days written notice prior to the end of the First Renewal Term (“Second Renewal Term”). Collectively, the Initial Term, First Renewal Term and Second Renewal Term shall be referred to as the “Term”). Thereafter, Labigroup shall have the option to renew this Agreement for additional successive three (3) year periods on the same terms as were in effect during the Second Renewal Term upon providing written notice to Tralliance no later than sixty (60) days prior to the end of the Second Renewal Term or any succeeding renewal period.

4.3. Material Breach. A Party may terminate this Agreement effective immediately upon an Event of Default by the other Party.

4.4. Necessary Requirement. This Agreement may be terminated in whole or in part and effective immediately, as necessary to comply with a requirement by ICANN or an applicable government authority.

4.5. Insolvency. Labigroup may immediately terminate this Agreement if Tralliance (a) ceases to do business in the normal course for a continuous period of at least thirty (30) calendar days, (b) becomes or is declared insolvent or bankrupt, (c) is the subject of any proceeding related to its liquidation or insolvency (whether voluntarily or involuntarily) which is not dismissed within ninety (90) calendar days or (d) makes an assignment for the benefit of creditors.

4.6. Effect. Termination or expiration of this Agreement refers to the termination of all the Parties’ respective commitments and obligations hereunder from and after the date of termination, but does not relieve the Parties of their obligations incurred prior to the date of termination. Unless otherwise expressly provided, the termination or expiration of an Addendum, Exhibit or Schedule shall not serve to terminate automatically this Agreement. Within thirty (30) days after the expiration or termination of this Agreement, Labigroup shall return to Tralliance or destroy all original and copies (including partial copies) of all Tralliance Confidential Information in Labigroup’s possession. Within such time period, Labigroup shall certify in writing to Tralliance its compliance with this provision.

4.7. Survival. Any provision that contemplates performance or observance subsequent to any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of the Agreement (in whole or in part, as applicable) and continue in full force and effect.

5. INTELLECTUAL PROPERTY. Each Party retains all right, title and interest in and to its respective Intellectual Property Rights. No licenses will be deemed to have been granted by either Party to any of its Intellectual Property, except as otherwise expressly authorized in this Agreement.

6. WARRANTIES/DISCLAIMERS.

6.1. Labigroup warrants that all information provided by Labigroup as part of the registration process shall be complete and accurate. Labigroup also warrants that each registration it makes is being done so in good faith and that it has no knowledge of it infringing upon or conflicting with the legal rights of a third party or a third party's registration, trademark or trade name. Labigroup also warrants that the domain names being registered will not be used in connection with any illegal activity.

6.2. TRALLIANCE MAKES NO WARRANTY TO LABIGROUP, CUSTOMERS, RESELLERS, OR TO ANY OTHER ENTITY, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, LACK OF VIRUSES, ACCURACY OR COMPLETENESS OF RESPONSES OR RESULTS, TITLE, NONINFRINGEMENT, QUIET ENJOYMENT OR QUIET POSSESSION, OR CORRESPONDENCE TO DESCRIPTION WITH RESPECT TO ANY CO-MARKETING PROGRAM.

7. LIMITATION OF LIABILITY.

7.1. Intent. The Parties intend for each to be liable to the other only for direct damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations as required by this Agreement.

7.2. Restriction. NEITHER PARTY, NOR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS, SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF BUSINESS OR ANY OTHER PECUNIARY LOSS, ARISING IN ANY WAY OUT OF OR UNDER THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.3. Reliance. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY, NOR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ASSIGNS, SHALL BE LIABLE TO THE OTHER OR ANY THIRD PARTY, INCLUDING, FOR EXAMPLE, EITHER PARTY’S CUSTOMERS OR RESELLERS, FOR ANY DAMAGES ARISING IN ANY WAY OUT OF ITS RELIANCE ON OR USE OF CONTENT, INFORMATION, OR

7.4. SERVICES PROVIDED ON OR THROUGH ANY CO-MARKETING PROGRAM OR THAT RESULT FROM OR ARE RELATED TO THE SENDING OF UNSOLICITED E-MAIL OR MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION OF FILES, ERRORS, DEFECTS, DELAYS IN OPERATION OR TRANSMISSION OR ANY FAILURE OF PERFORMANCE OF ANY KIND.

7.5. Exceptions. The limitations set forth in this Article shall not apply with respect to: (a) fees due and owing under this Agreement; (b) third-party claims subject to indemnification; (c) claims arising out of a breach of Intellectual Property obligations; or (d) claims arising out of a breach of confidentiality obligations.

7.6. Limitation. Tralliance liability to Labigroup arising out of or under this Agreement, whether in contract, tort or otherwise, shall be limited to the amounts actually paid or matched (including both principal and interest) to Labigroup by Tralliance at the time that the event resulting in liability occurs.

8. INDEMNIFICATION.

8.1. Obligation. Each Party shall, at its own expense, defend or, at its option, settle any claim, suit or proceeding brought against the other, and its parents, subsidiaries, Affiliates, officers, directors, shareholders, and members, arising from, relating to, incurred in connection with, or based on allegations of (a) the damage, loss or destruction of any real or tangible personal property resulting from the negligence or willful misconduct of such Party; or (b) such Party’s breach of its obligations hereunder. In addition, Labigroup agrees to release, defend, indemnify and hold harmless Tralliance from and against any losses, damages or costs, including reasonable attorney’s fees, resulting from any claim, action, proceeding suit or demand arising out of or related to Labigroup’s registration, renewal, transfer and/or use of the .travel domain names. The indemnifying Party shall pay the Party seeking indemnification any damages finally awarded or settlement amounts agreed upon as direct damages to the extent based upon such a claim.

8.2. Contingency. The indemnification obligations set forth in this Article are contingent on the Party seeking indemnification providing the other Party with (i) prompt written notice of a claim subject to indemnification, (ii) control over the defense and settlement of such a claim, and (iii) proper and full information and assistance to settle or defend any such claim.

9. DISPUTE RESOLUTION. Any and all disputes of any nature arising under or in connection with this Agreement, including requests for specific performance, shall be resolved through binding arbitration conducted as provided in this Section pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted in the English language and shall occur in the County of Broward, Florida, USA. There shall be three (3) arbitrators: each party shall choose one arbitrator, who together will select a third; if the two arbitrators are not able to agree on a third arbitrator within fifteen (15) calendar days of the designation of the second arbitrator, the AAA shall choose the third. The parties shall bear the costs of the arbitration in equal shares, subject to the right of the arbitrators to reallocate the costs in their award as provided in the AAA rules. The parties shall bear their own attorneys’ fees in connection with the arbitration, and the arbitrators may not reallocate the attorneys’ fees in conjunction with their award. The arbitrators shall render their decision within ninety (90) calendar days of the selection of the third arbitrator. Any litigation brought to enforce an arbitration award shall be brought in a Commonwealth or federal court in the Eastern District of the Commonwealth of Broward County, Florida, USA; however, the parties shall also have the right to enforce a judgment of such a court in any court of competent jurisdiction. For the purpose of aiding the arbitration and/or preserving the rights of a party during the pendency of an arbitration, each party shall have the right to seek temporary or preliminary injunctive relief from the arbitration panel or any court of competent jurisdiction located in Broward County, Florida, USA, which shall not be a waiver of this arbitration agreement.

10. MISCELLANEOUS.

10.1. Expenses. Each party shall be responsible for its own expenses incurred in connection with the performance of its obligations hereunder.

10.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its principles of conflicts of laws.

10.3. Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

10.4. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail (return receipt requested), by courier or express delivery service, by e-mail (against of receipt of confirmation of delivery) or by telecopier (against receipt of answerback confirming delivery) during business hours to the address or telecopier number, or e-mail address set forth beneath the name of such party below or when delivery as

10.5. described above is refused by the intended recipient, unless such party has given a notice of a change of address in writing pursuant to the foregoing.

If to Tralliance:
Tralliance Corporation
110 East Broward Blvd., Suite 1400
Ft. Lauderdale, FL 33301
Attention: Edward A. Cespedes
                    Chief Executive Officer
Phone: 954-769-5948
Fax:  954-769-5930

If to Labigroup:
Labigroup, LLC
110 East Broward Blvd., Suite 1400
Ft. Lauderdale, FL 33301
Attention: Michael S. Egan
                   Managing Member
Phone: 954-769-5959
Fax:  954-769-5930

10.6. Labigroup Entities. Tralliance understands that Labigroup is entering into this Agreement to purchase “.travel” domain names for its own benefit and for the benefit of its current and future parent entities, subsidiaries, and/or Affiliates (collectively, the “Labigroup Entities”). Accordingly, Tralliance agrees that any “.travel” domain names provided by it to Labigroup hereunder will be provided by Tralliance for the use and benefit of all Labigroup Entities, and Tralliance further agrees that any “.travel” domain names Registered or Renewed hereunder in the name of any Labigroup Entity will be included in any minimum Registration, Renewal or other minimum requirements hereunder and that all protective and remedial provisions of this Agreement may be enforced against Tralliance by any Labigroup Entity.

10.7. Third-Party Beneficiaries. Except as contemplated by Section 10.5 above, this Agreement shall not be construed to create any obligation by either party to any non-party to this Agreement.

10.8. Relationship of the Parties. Nothing in this Agreement shall be construed as creating an employer-employee or agency relationship, a partnership or a joint venture between the parties.

10.9. Assignment. Except as contemplated by Section 10.5 above, Labigroup shall not assign or otherwise transfer all or any portion of its rights or obligations under this Agreement without prior written consent of Tralliance.

10.10. Force Majeure. Except for the non-payment of Fees, neither party shall be liable to the other for any loss or damage resulting from any cause beyond its reasonable control (a “Force Majeure Event”) including, but not limited to, insurrection or civil disorder, war or military operations, national or local emergency, acts or omissions of government or other competent authority, compliance with any statutory obligation or executive order, industrial disputes of any kind (whether or not involving either party's employees), fire, lightning, explosion, flood, subsidence, weather of exceptional severity, equipment or facilities shortages which are being experienced by providers of telecommunications services generally, or other similar force beyond such Party’s reasonable control, and acts or omissions of persons for whom neither party is responsible. Upon occurrence of a Force Majeure Event and to the extent such occurrence interferes with either party's performance of this Agreement, such party shall be excused from performance of its obligations (other than payment obligations) during the first six (6) months of such interference, provided that such party uses commercially reasonable efforts to avoid or remove such causes of nonperformance as soon as possible.

10.11. Waivers. No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12. Further Assurances. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.14. Entire Agreement. This Agreement, including any Addenda, Exhibits or Schedules hereto, completely and exclusively state the Agreement of the Parties regarding only to the particular subject matter contained herein, and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement. This Agreement shall not be modified except by a subsequently dated written amendment (e.g., Addendum) or appendix signed on behalf of Tralliance and Labigroup by their duly authorized representatives.

In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year set forth above.

Tralliance Corporation	Labigroup Holdings, LLC

By:	By:
Name: Edward A. Cespedes	Name: Michael S. Egan
Title: Chief Executive Officer	Title: Managing Member